Exhibit 10.38

ADVANCE AUTO PARTS, INC.

2008 SARS AWARD AGREEMENT

(STOCK SETTLED)

Award Date	Number of Shares at Target Level	Grant Price	Expiration Date
November 17, 2008	#	$25.81	November 17, 2015

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Award Date specified above granted to

[Executive’s name]

(“Participant”) Stock Appreciation Rights (the “SARs”) with respect to the number of shares of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (“Stock”), indicated above in the box labeled “Number of Shares” (the “Shares”). The initial value of each Share is indicated above in the box labeled “Grant Price.” The SARs that this Certificate represents shall vest and become exercisable in accordance with the vesting schedule, all as set forth in Section 2 below, and upon vesting shall be fully exercisable until the Expiration Date. This Award is subject to the terms and conditions set forth below and in the Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1.	Duration of SARs. Subject to the following, these SARs shall expire on the Expiration Date. However, if your employment or other association with the Company and its Affiliates ends before that date, these SARs shall expire on Expiration Date or, if earlier, the date specified in whichever of the following applies :

(a)	If your employment or other association is terminated on account of retirement, the time-vested SARs, as defined in Section 2 below, will expire ninety (90) days after the date on which all of your SARs are exercisable as to all of the SARs. If your employment or other association is terminated prior to March 1, 2012, on account of retirement, your performance SARs, as described in Section 2 below, will expire ninety (90) days after March 1, 2012. If all of your SARs are exercisable as of the date of your retirement, your SARs will expire ninety (90) days after the date your employment or other association ends on account of retirement. For all purposes of this Award, “retirement” means termination of employment or other association upon the attainment of at least age 55 and at least 10 years of service, of which the last three must be consecutive years with the Company.

(b)	If the termination of your employment or other association is on account of Disability, your time-vested SARs will expire ninety (90) days after the date of the termination of your employment or other association on account of Disability. If your employment or other association is terminated prior to March 1, 2012, on account of Disability, your performance-based SARs, as described in Section 2 below, will expire ninety (90) days after March 1, 2012. If all of your SARs are exercisable as of the date of the termination of your employment or other association on account of Disability, your SARs will expire ninety (90) days after the date your employment or other association ends. For all purposes of this Award, “Disability” shall have the same meaning as that term is defined in your employment agreement with the Company in effect as of the date of this Award Agreement.

(c)	If the termination of your employment or other association is on account of your death, or you die within ninety (90) days of the termination of your employment or other association (other than when terminated for cause), your time-vested SARs will expire on the date that is twelve (12) months after your death. Your performance-based SARs will expire on the date that is the later of twelve (12) months after the date of your death or ninety (90) days after March 1, 2012.

(d)	If the termination of your employment or other association is for cause, as determined in good faith by the Committee, the date your employment ends.

(e)	In all other cases, ninety (90) days after your employment or other association ends.

Notwithstanding any contrary provision of this Award, as to any SARs which have not then become exercisable, the Company may cancel these SARs at any time and without prior notice, and as to SARs which are then exercisable the Company may cancel these SARs at any time on ninety (90) days prior notice to you, in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Compensation Committee of the Board of Directors (the “Committee”) consistent with the definition of Cause as defined in your employment agreement.

2.	Exercise of SARs.

The Shares shall be divided into two portions for vesting:

(a)	Time-vested SARs: Seventy-five percent (75%) of the number of shares at target level will vest in equal annual installments on each November 17 over a consecutive three-year period, with the first installment vesting on November 17, 2009, until fully vested.

(b)	Performance SARs: Except in the case that your employment or other association is terminated or there is a Change in Control prior to March 1, 2012, as set forth below, the remaining twenty-five percent (25%) of the number of shares at target level will vest on March 1, 2012, following certification by the Committee of the performance of the Company based on the level of the Company’s net operating profit after taxes (“NOPAT”) less a charge for the Company’s weighted average cost of capital (“WACC”), in the aggregate for the 2009 through 2011 fiscal years. If the Company’s performance target is met for the three-year performance period, the remaining 25 percent (25%) of the shares will vest and become exercisable on March 1, 2012. If the Company’s performance meets the minimum specified performance threshold level but falls below the target level, a portion of the performance-based grants of SARs will vest on a pro rata basis. If the Company’s performance exceeds the target level, you may receive additional SARs up to a maximum of 150 percent (150%) of the target level award.

i)	If your employment or other association is terminated prior to March 1, 2012 on account of your death, Disability or retirement, your performance SARs will vest on March 1, 2012 on a pro-rata basis for the time that you were employed during the performance period, provided that the pro rata amount of performance SARs that will vest on March 1, 2012, will be no fewer than the total shares at target level less the previously vested portion of the time-vested SARs.

ii)	If your employment or other association is terminated prior to March 1, 2012 by you for Good Reason, or by the Company other than for Cause, as those terms are defined in your employment agreement, your performance SARs will vest immediately as of the date of the termination of your employment or other association at the target level and in the same ratio as your the time-vested SARs. For example, if you had completed two years of employment following the date of grant, two thirds of your time-vested awards would be vested, and two thirds of your performance SARs at target level will also vest.

iii)	Upon Change in Control, as defined in the Plan, any remaining time-vested SARs will immediately become exercisable. Your performance SARs will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event, provided that the pro rata amount of performance SARs that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-based share awards.

(c)	Subject to the provisions of this Section 2, until these SARs expire, you may exercise them as to the number of SARs identified in the table below, in full or in part, at any time on or after the applicable Exercise Date or dates identified in the following table:

Number of Time-Vested Shares in Each Installment	Initial Exercise Date for Shares in Installment
#	November 17, 2009
#	November 17, 2010
#	November 17, 2011

(d)	No shares of Common Stock shall be issued to Participant prior to the date on which the SARs are exercised in accordance with this Section 2. Upon exercise of the SARs, the Participant shall be entitled to receive a number of Issued Shares for each share with respect to which the Stock Appreciation Rights are exercised equal to (i) the excess of the Fair Market Value of one share on the date of exercise over the Grant Price, divided by (ii) the Fair Market Value of one share on the date of exercise. The Issued Shares shall be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, cash equal to the Fair Market Value of such fractional share;

(e)	Except as otherwise provided in this Section 2, during any period that any of these SARs remain outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise them only to the extent they were exercisable immediately prior to the end of your employment or other association. In no event may any of these SARs be exercised after they expire as determined in accordance with Section 2.

(f)	At any time, you may exercise these SARs by delivery to the Company at its principal executive offices (the date such delivery occurs is hereinafter referred to as, the “Exercise Date”) a notice which shall state that Participant elects to exercise the SARs as to the number of shares specified in the notice as of the date specified in the notice. Such notice should be made to the stock administrator at the Company headquarters or its designee. All notices will be acknowledged and validated by the Company prior to actual exercise of a SAR.

3.	Transfer of SAR. You may not transfer any or all of these SARs except by will or the laws of descent and distribution, and, during your lifetime, only you (or in the event of your disability, your legal guardian or representative) may exercise these SARs. Any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the SARs granted by this Award in contravention of this Award or the Plan shall be void.

4.	No Rights as a Stockholder. You shall have no rights as a stockholder of any Stock covered by these SARs until the Exercise Date and entry evidencing such ownership is made in the stock transfer books of the Company. Except as may be provided under Section 4(c) of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the Exercise Date.

5.	Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-3225 or telecopy at (540) 561-1448;

With copy to: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: Senior Vice President, Human Resources or by telephone at (540) 561-6841 or telecopy at (540) 561-6918;

If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

6.	Miscellaneous.

(a)	This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Award is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the SARs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

(b)	Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written employment agreement to which your are a party;

(c)	Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments form the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate;

(d)	The Company shall not be required to deliver any shares of Common Stock upon exercise of any Stock Appreciation Rights until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied;

(e)	An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control;

(f)	Capitalized terms used but not defined herein shall have the meaning assigned under the Plan.

(g)	This Award is intended to be consistent with your employment agreement with the Company in effect on the date first written above. To the extent that any provision of this Award Agreement is inconsistent with the terms of your employment agreement with the Company in effect on the date first written above, the provisions of this Award Agreement shall control with respect to this Award.

7.	Income Tax Matters. The Company makes no representation or warranty as to the tax treatment of your receipt or exercise of these SARs or upon your sale or other disposition of the shares acquired through the exercise of the SARs. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of your exercise of the SARs. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:

Accepted by:
Participant